Exhibit 99.2

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES $0.01 SEMIANNUAL CASH DIVIDEND

Newport Beach, CA – March 8, 2010 – American Vanguard Corp. (NYSE:AVD) today announced that its Board of Directors declared a cash dividend of $0.01 per share. The dividend will be distributed on April 16, 2010 to shareholders of record as of April 2, 2010.

Eric Wintemute, President and CEO of American Vanguard, stated, “We are pleased to declare this semi-annual dividend, which continues our 14 year history of providing such returns to our shareholders. This payment has been reduced from the first half outlays of prior years in response to current challenging business conditions in the agricultural chemical industry. In conjunction with our actions to manage working capital and reduce operating expenses, this conservative dividend disbursement is a prudent measure allowing the Company to preserve cash internally at this time.”

Historical Cash Dividends

Year	April(1)	October(1)	Total(1)
2010 2009	$0.010 $0.050	$0.010	$0.010 $0.060
2008	$0.050	$0.030	$0.080
2007	$0.040	$0.030	$0.070
2006	$0.053	$0.030	$0.083
2005	$0.041	$0.023	$0.064

(1)	As adjusted for stock splits.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. All forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. Any forward-looking statements in this release represent the Company’s best judgment as of the date of this release.

CONTACT:

American Vanguard Corporation William A. Kuser, Director of Investor Relations (949) 260-1200 williamk@amvac-chemical.com	The Equity Group Inc. www.theequitygroup.com Lena Cati (212) 836-9611 Lcati@equityny.com